Exhibit 10.15

AMENDMENT NO. 4 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 4 TO EMPLOYMENT AGREEMENT by and between Rite Aid Corporation, a Delaware corporation (the “Company”) and Mary F. Sammons (the “Executive”) is dated and effective as of the close of business on January 21, 2010 (the “Effective Date”).

1.              Introductory Statement

Executive is Chairman of the Board (“Chairman”) and Chief Executive Officer of the Company under the Original Employment Agreement (as defined below).  The parties mutually desire Executive to continue as Chairman and Chief Executive Officer of the Company until the annual general meeting of stockholders in June 2010 (the close of business on such date is herein referred to as the “2010 AGM Date”) and thereafter to continue employment in the Chairman’s position from the 2010 AGM Date through the close of business on June 30, 2012 or such other earlier date in June 2012 when the Company’s annual general meeting of stockholders occurs (the “2012 AGM Date”).  As used herein, the term “Employment Period” shall mean the period commencing on the Effective Date and ending on the close of business on 2012 AGM Date (the “Expiration Date”), subject to the terms and conditions herein.

2.              Agreement of Employment

(a)         Except as otherwise expressly set forth herein, the terms of the Original Employment Agreement between the Company and Executive as Chairman and Chief Executive Officer shall continue in full force and effect in accordance with the original terms thereof until the 2010 AGM Date. As of the 2010 AGM Date, the Original Employment Agreement automatically shall be amended and restated on a prospective basis as set forth or incorporated by reference herein.  As of the 2010 AGM Date, Executive hereby agrees to resign as Chief Executive Officer, which resignation shall not constitute a breach of the Original Employment Agreement or termination of employment of the Executive under the Original Employment Agreement, as amended by this Amendment No. 4.

Subject to earlier termination in accordance with the Original Employment Agreement, during the period commencing on the 2010 AGM Date and ending on the Expiration Date (the “Extended Term”), the Executive shall serve as the Chairman, subject to the terms hereof.  As Chairman, during the Extended Term, Executive will have such duties as are customarily assigned to such position, including presiding at all meetings of the Company’s stockholders and of the Board of Directors, and shall continue to represent the Company on the National Association of Chain Drug Stores Board of Directors and Executive Committee and have such other duties appropriate to the office of chairman as may be from time to time assigned by the Company’s Board of Directors or requested by the Chief Executive Officer.  In her capacity as

Chairman, Executive shall report to the Board of Directors and shall have no direct reports.

(b)         During the Extended Term, and excluding any periods of vacation and sick leave to which Executive is entitled, the Executive shall devote such attention and time during normal business hours as she believes in good faith shall be reasonably necessary to carry out her duties as Chairman, provided in no event shall Executive’s duties (or her travel on Company business) be inconsistent with her personal and other business activities from time-to-time.  Without limiting the generality of the foregoing, the Executive may serve on corporate, industry, civic or charitable boards and committees, may engage or be interested in any other business or businesses (except as expressly restricted by Section 8 of the Original Employment Agreement as incorporated herein) and shall be permitted to make and manage her personal investments.  Nothing herein shall prohibit Executive from entering into employment with one or more third parties during the Extended Term, so long as Executive believes in good faith that such employment does not reasonably interfere with Executive’s duties and is not expressly restricted by Section 8 of the Original Employment Agreement as incorporated herein.

(c)          During the Extended Term, in connection with the performance of her duties, the Company shall maintain an office and administrative support for the Executive at the Company’s headquarters in the Harrisburg, Pennsylvania area (whether or not she is based at such office) and shall reimburse the Executive for reasonable expenses incurred at her home office currently located in Portland, Oregon and reasonable cost of travel between her home office and the Company’s headquarters as well as for travel otherwise on behalf of the Company.

3.              Compensation, etc.

(a)         During the portion of the Employment Period from the Effective Date through the 2010 AGM Date, the terms of the Original Employment Agreement shall continue in full force and effect in accordance with the original terms thereof except as expressly set forth herein.

(b)         During the portion of the Employment Period from the 2010 AGM Date through the balance of the Company’s 2011 fiscal year (i.e., through February 26, 2011) (the “Initial Extended Term”), the provisions of Section 3(a) (“Base Salary” (i.e. providing for an annual Base Salary of not less than $1,000,000), 3(b) (“Incentive Compensation”) (i.e. targeted at 200% of the Annual Base Salary), 3(c) (“Other Benefits”), 3(d) (“Deferred Compensation; Service Credit”) and 3(f) (“Indemnification”) under the Original Employment Agreement shall continue to apply in their entirety in accordance with the original terms thereof, notwithstanding that Executive’s position shall have changed on the 2010 AGM Date to Chairman from Chairman and Chief Executive Officer.  Such provisions are incorporated herein by reference.

(c)          During the portion of the Employment Period commencing after the Initial Extended Term through the Expiration Date (the “Subsequent Extended Term”), the Company shall pay Executive an annual base salary of $350,000, in accordance with the Company’s regular payroll practice for its senior executives as in effect from time to time (but in no event less frequently than monthly).  Executive shall also be entitled in their entirety to (i) continued benefits as provided under Section 3(c) (“Other Benefits”) of the Original Employment Agreement except for the personal use of Company-owned aircraft which shall cease after the Initial Extended Term, (ii) continued compensation as provided under Section 3(d) (“Deferred Compensation; Service Credit”) and (iii) continued rights under Section 3(f) (“Indemnification”) of the Original Employment Agreement.  Such provisions are incorporated herein by reference.  Executive shall not be entitled to participate in any Incentive Compensation or bonus plans (or any successor thereto) accruing during the Subsequent Extended Term.

(d)         Notwithstanding anything to the contrary herein or in the Original Employment Agreement, following any termination for any reason (other than Cause) of the Executive’s employment with the Company, the Company shall make an annual payment (as previously agreed) to the Executive during her life (and thereafter to her surviving spouse for his life) equal to the cost to the Executive, on an after-tax basis, of purchasing medical coverage substantially comparable in all material respects to the coverage provided by the Company to its senior executives (and their spouses and dependents) immediately prior to such termination.  Notwithstanding the foregoing, the payment described in the preceding sentence shall not be made to the Executive with respect to any period during which the Company provides such medical coverage to the Executive and her spouse and dependents pursuant to Section 5(a) or 5(b) of the Original Employment Agreement or pursuant to such provisions as incorporated herein.

(e)          From the Effective Date through the end of the Initial Extended Term, Executive shall be eligible to receive stock options, restricted stock awards and performance awards pursuant to the Company’s Long Term Incentive Program in her capacity as Chairman and Chief Executive Officer.  Subsequent to the 2010 AGM Date, Executive shall be entitled to receive stock options and restricted stock awards in accordance with the Company’s policy for members of the Board of Directors as in effect from time to time.

(f)           For the avoidance of doubt, compensation and other rights and benefits accruing in favor of Executive during a particular portion of the Employment Period (e.g. fiscal year 2011 Incentive Compensation payable in fiscal 2012) shall apply in accordance with their terms and not be limited even though not payable until or paid in a subsequent period.

4.              Termination of Employment

Unless a different time period is specified herein, the following provisions shall take effect as of the Effective Date superseding and modifying any conflicting or inconsistent provision in Section 4 of the Original Employment Agreement:

(a)         Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability during the Employment Period.  “Disability” means that Executive has been unable, for six (6) consecutive months, to perform the Executive’s applicable duties under the Original Employment Agreement through the 2010 AGM Date and under this Amendment No. 4 for the balance of the Employment Period as a result of physical or mental illness or injury.  The effective date of any termination of Executive’s employment for Disability is referred to herein as the “Disability Effective Date”.  A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive, unless the Executive returns to required performance of the Executive’s duties before the Disability Effective Date.  During any period prior to the Disability Effective Date during which Executive is absent from the required performance of her duties with the Company due to such physical or mental illness or injury, the Company shall continue to pay in the ordinary course and the Executive will be entitled to receive her applicable compensation under the Original Employment Agreement or this Amendment No. 4.

(b)         Termination by the Company.  The Company may terminate the Executive’s employment at any time during the Employment Period for Cause or without Cause.  “Cause” shall mean only an act of fraud, embezzlement or misappropriation by the Executive, in any such case, intended by the Executive to result in substantial personal enrichment at the expense of the Company.  Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the non-employee members of the Board at a meeting of the Board called and held for such purpose (after reasonable written notice to Executive setting forth in reasonable detail the specific conduct of the Executive upon which the Board relies in reaching its determination and an opportunity for Executive, together with her counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth in the second sentence of this Section 4(b), and Executive shall be entitled to receive all compensation and benefits hereunder pending the delivery of such resolution.  The effective date of any termination for Cause shall be the date such resolution is delivered to the Executive.

(c)          Good Reason; Without Good Reason.  The Executive may terminate employment for Good Reason or without Good Reason.  “Good Reason” shall mean the occurrence of any one of the following:

A.            any (i) adverse alteration in Executive’s titles, positions, status, duties, authorities, reporting relationships or responsibilities with the Company or its subsidiaries from those specified in the Original Employment Agreement or this Amendment No. 4 (including, in the latter case, the failure of the Executive to be elected as a member of the Board of Directors at the 2010 AGM or the 2011 AGM), as applicable (it being understood that, if the Company is no longer a public company, the failure of Executive to hold the applicable position and duties under the Original Employment Agreement or this Amendment No. 4 with any ultimate corporate or other parent of the Company or any successor shall be deemed to constitute such Good Reason), (ii) assignment to Executive of any duties or responsibilities inconsistent with Executive’s status as Chairman or Chief Executive Officer of the Company, as applicable, or (iii) failure of Executive during the Employment Period to be nominated or re-elected to the offices of Chairman and Chief Executive Officer, as applicable, or the removal of Executive from either such office under any circumstances (other than in connection with the termination of/ Executive’s employment under circumstances not otherwise constituting “Good Reason” and other than the resignation of Executive as Chief Executive Officer as of the 2010 AGM Date); provided, however, that clauses (i), (ii) and (iii) of subparagraph A of Section 4(c) hereof are hereby amended on a prospective basis, effective as of the 2010 AGM Date, to delete all references to Executive’s former status as Chief Executive Officer of the Company;

B.            any failure by the Company to comply with any provision of Section 3 of the Original Employment Agreement or any provision of this Amendment No. 4, as applicable;

C.            any failure by the Company to comply with paragraph (b) of Section 11 of the Original Employment Agreement or the similar provisions incorporated by reference in this Amendment No. 4; or

D.            any other material breach of the Original Employment Agreement or this Amendment No. 4, as applicable, by the Company; provided, however, that the Company shall have the right, within ten (10) days after receipt of notice from Executive of the Company’s violation of any one of subparagraphs A, B or D, to cure in full the event or circumstances giving rise to such Good Reason, in the event of which cure such event or circumstances shall be deemed not to constitute Good Reason hereunder.

In addition, any termination of employment by the Executive within the six (6) month period commencing on the date of a Change in Control of the Company (as defined in Appendix A to Exhibit A to the Original Employment Agreement inclusive of the applicable definitions in such Appendix A) shall be treated as a non-curable termination of employment by the Executive for Good Reason.  A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth (except in the case of written notice delivered following a Change in Control of the Company) in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies, provided, that Executive’s continued employment shall not be deemed to constitute consent to, or a waiver of rights with respect to, any act, omission or other grounds constituting Good Reason hereunder.  For clarity, it is understood that the requirement of setting forth such specific conduct and specific provision(s) is intended (i) to permit the Company to make a reasonable evaluation of Executive’s claim of termination for Good Reason and (ii) to permit the Company, where applicable, to cure such conduct, but not to require Executive to specify each act, omission or other grounds constituting Good Reason, there being no intention of the parties that failure to so specify will function as an estoppel with respect to any claim by Executive.  A termination of employment by the Executive for Good Reason shall be effective on the latest of (i) the fifth (5th) business day following the expiration of the Company’s cure period described above, if applicable, (ii) the date specified by Executive in the Notice of Termination for Good Reason, or (ii) forty-five (45) days following the date the Notice of Termination for Good Reason is delivered to the Company.

A termination of the Executive’s employment by the Executive without Good Reason shall be effected by giving the Company at least ninety (90) days written notice of such termination, and shall be effective on the date specified by Executive in such notice, provided, however, that no such notice period shall be required with respect to any such termination as to which such written notice of termination is delivered to the Company following a Change in Control of the Company; and provided, further, that such notice period shall be reduced to no less than thirty (30) days following the 2010 AGM Date.

(d)         Date of Termination.  The “Date of Termination” means the date of the Executive’s death, the Disability Effective Date, the Expiration Date, or the date on which the termination of the Executive’s employment by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason becomes effective, as the case may be.  On the Date of Termination, the Employment Period shall terminate.

5.A.  Section 5(a)(1) of the Original Employment Agreement as incorporated herein is hereby amended by adding the following at the end of said Section 5(a)(1):

“Notwithstanding anything herein to the contrary, if, during the Extended Term, the Company terminates the Executive’s employment for any reason other than Cause or Disability, or the Executive terminates her employment for Good Reason, the amount payable pursuant to Section 5(a)(1)(i) of the Original Employment Agreement shall be an amount equal to three (3) times the sum of (x) Executive’s Annual Base Salary in effect immediately prior to the 2010 AGM Date (without giving effect to any reductions thereto) plus (y) the Executive’s Annual Target Bonus (as defined in Section 3(b) of the Original Employment Agreement) in effect for fiscal 2011.

B.  A new subsection (f) to Section 5 of the Original Employment Agreement shall be added on the Effective Date to the Original Employment Agreement and incorporated herein (which shall be in addition to and not in lieu of the provisions of the last sentence of Section 4 of Amendment No. 2 to Employment Agreement dated September 30, 2003), as follows:

(f)                                   Expiration of Employment Period.  Upon the termination for any reason (other than termination by the Company for Cause or by the Executive without Good Reason) of the Executive’s employment with the Company, then, on the applicable Date of Termination;

(i)            all of the Executive’s then outstanding stock options shall vest and become fully exercisable as of the Date of Termination and all outstanding stock options shall remain fully vested and exercisable throughout the remainder of their ten (10) year term, without regard to any early termination provisions or other terms and conditions otherwise applicable to such options; and

(ii)           all remaining restrictions applicable to all restricted stock awards shall immediately lapse and any performance goals or other conditions applicable to any other equity incentive awards shall immediately be deemed to have been satisfied in full (with performance goals being deemed to have been satisfied at targeted levels).

6.              Incorporation by Reference

Except as modified by this Amendment No. 4 and without limiting the provisions of Section 2(a) hereof which provide for the continued application of the Original Employment Agreement until the 2010 AGM Date, (i) the provisions of Sections 5, 6, 7, 8, 10, 11, 12, 13 and 14 of the Original Employment Agreement, (ii) the benefits set forth in Amendment No. 2 to Employment Agreement dated September 30, 2003 (except as provided in Section 3(c) of this Amendment No. 4), (iii) the Side Agreement dated February 12, 2002, the Letter Agreement dated September 24, 2008 and the Letter Agreement dated February 25, 2009 and (iv) the provisions of amendment No. 3 to Employment Agreement dated December 30, 2008 shall remain in full force and effect throughout the Employment Period and are incorporated by reference in this Amendment No. 4 as if set forth herein. References in provisions incorporated by reference to capitalized terms therein shall have the meanings set forth in the capitalized terms herein and references to this “Agreement” or “agreement” referring to the Original Employment Agreement or this Amendment No. 4, as applicable, unless the context otherwise requires.  In the event of a conflict between the provisions of the Amendment No. 4 and the Original Employment Agreement, this Amendment No. 4 shall be controlling.

7.              Defined Terms.

As used herein, the Original Employment Agreement shall mean that certain Employment Agreement, dated as of December 5, 1999 as amended by Amendment No. 1 to Employment Agreement dated as of May 7, 2001; Amendment No. 2 to Employment Agreement dated September 30, 2003; Amendment No. 3 to Employment Agreement dated December 30, 2008; Side Agreement to Employment Agreement dated as of October 11, 2006; Side Agreement dated February 12, 2002; Letter Agreement dated September 24, 2008; and Letter Agreement dated February 25, 2009.  All other capitalized terms used or incorporated by reference herein and not otherwise specifically defined herein shall have the meanings set forth in the Original Employment Agreement.

8.              Legal Fees and Expenses.

Promptly following the Effective Date, the Company shall reimburse the Executive for legal fees and expenses incurred by Executive in negotiation of the Agreement up to the maximum of $10,000.

IN WITNESS WHEREOF, the Executive has hereunder set the Executive’s hand and, pursuant to due authorization, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

RITE AID CORPORATION

By:	/s/ Marc A. Strassler
Name:	Marc A. Strassler
Title:	Executive Vice President

/s/ Mary F. Sammons
Mary F. Sammons